Exhibit 10.22
OSCAR HEALTH, INC.

AMENDED NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Eligible Directors (as defined below) on the board of directors (the “Board”) of Oscar Health, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Amended Non-Employee Director Compensation Program (this “Amended Program”). The cash and equity compensation described in this Amended Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents, affiliates or subsidiaries and who is determined by the Board to be eligible to receive compensation under this Amended Program (each, an “Eligible Director”), who may be eligible to receive such cash or equity compensation, unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.
This Amended Program shall be effective as of January 1, 2025 (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Amended Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Amended Program.
1.Cash Compensation.
a.Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $70,000 for service on the Board.
b.Additional Annual Retainers. An Eligible Director shall be eligible to receive the following additional annual retainers, as applicable:
(i)    Chairperson. An Eligible Director serving as the Chairperson of the Board (other than an Executive Chairperson) shall be eligible to receive an additional annual retainer of $125,000 for such service.
(ii)    Audit Committee. An Eligible Director serving as Chairperson of the Audit Committee shall be eligible to receive an additional annual retainer of $35,000 for such service. An Eligible Director serving as a member of the Audit Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $10,000 for such service.
(iii)    Compensation Committee. An Eligible Director serving as Chairperson of the Compensation Committee shall be eligible to receive an additional annual retainer of $32,500 for such service. An Eligible Director serving as a member of the Compensation Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $7,500 for such service.
(iv)     Nominating and Corporate Governance Committee. An Eligible Director serving as Chairperson of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $15,000 for such service. An Eligible Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $5,000 for such service.

US-DOCS\155538114.2

c.Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. In the event an Eligible Director does not serve as a director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as a director, or in such position, as applicable.
2.Equity Compensation.
a.General. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2021 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants (each, an “Award Agreement”). All applicable terms of the Equity Plan apply to this Amended Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.
b.Initial Awards.
i.Each Eligible Director who is initially elected or appointed to serve on the Board after the Effective Date automatically shall be granted a Restricted Stock Unit award (the “Initial Equity Award”). The number of Restricted Stock Units subject to an Initial Equity Award will be determined by dividing the Pro-Rated Value by the closing price for the Company’s common stock on the applicable grant date. The Initial Equity Award shall be granted on the date on which such Eligible Director is appointed or elected to serve on the Board, and shall vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next Annual Meeting following the grant date, subject to such Eligible Director’s continued service through the applicable vesting date. The “Pro-Rated Value” shall equal $200,000, multiplied by a fraction, (i) the numerator of which is the difference between 365 and the number of days from the immediately preceding Annual Meeting date through the appointment or election date and (ii) the denominator of which is 365.
c.Annual Awards.
i.An Eligible Director who is serving on the Board as of the date of the annual meeting of the Company’s stockholders (the “Annual Meeting”) each calendar year shall be granted a Restricted Stock Unit award with a value of $200,000 (an “Annual Award” and together with the Initial Equity Award, the “Director Equity Awards”). The number of Restricted Stock Units subject to an Annual Award will be determined by dividing the value by the closing price for the Company’s common stock on the applicable grant date. Each Annual Award shall be granted on the applicable Annual Meeting date, and shall vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next Annual Meeting following the grant date, subject to continued service through the applicable vesting date.

US-DOCS\155538114.2

d.Provisions Applicable to Awards.
i.Accelerated Vesting Events. Notwithstanding the foregoing, an Eligible Director’s Director Equity Award(s) shall vest in full immediately prior to the occurrence of a Change in Control to the extent outstanding at such time.
ii.Settlement. The Restricted Stock Units subject to any Director Equity Award granted on or after the Effective Date, to the extent vested, will be paid in Shares upon the earlier to occur of (i) the six-month anniversary of the earliest to occur of an Eligible Director’s “separation from service” (within the meaning of Section 409A), death or Disability (as defined in the applicable Award Agreement); or (ii) within five days following a Change in Control.
3.Compensation Limits.
Notwithstanding anything to the contrary in this Amended Program, all compensation payable under this Amended Program will be subject to any limits on the maximum amount of non-employee Director compensation set forth in the Equity Plan, as in effect from time to time.
*****
3
US-DOCS\155538114.2